Exhibit 10.29

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of January 1, 2023 (“Effective Date”), is made and entered into by and between Third Coast Bancshares, Inc. (“Company”), the parent bank holding company of Third Coast Bank, SSB (the “Bank”), a Texas state savings bank, and Dennis Bonnen (“Consultant”).

WHEREAS, the Company his indicated that it would like to engage the Consultant to work with the Company as a consultant and advisor in order to assist the Company in identification of potential business opportunities for the Company and the Bank; and

WHEREAS, Consultant has indicated his interest in being available to serve the Company as a consultant and advisor on an as needed basis.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1.
Purpose and Availability. The Consultant has notified the Company that during the Consulting Period (as defined in Section 2(e) below), the Consultant is available to serve the Company as a consultant and advisor on an as needed basis to assist the Company in developing and executing business development activities and strategies, including potential expansion of business opportunities for the Bank and the Company.
Section 2.
Consulting Arrangement.
(a)
Statement of Services. Consultant shall be available on an as-needed basis upon reasonable prior notice to provide consulting services (“Services”) to the Company as shall be mutually agreed upon between the parties and as outlined in the Statement of Services attached hereto as Appendix A.
(b)
Remuneration. During the Consulting Period, as defined hereinafter, the Consultant shall be paid a monthly amount equal to: (i) $12,500 per calendar month for his services (the “Consulting Fee”). The Consulting Fee shall be payable on a monthly basis in arrears and pro-rated for any partial months. Consultant shall be responsible for submitting a monthly invoice to the Company for the Consulting Fee. Such Consulting Fee shall be in addition to any compensation that the Consultant is eligible to receive as a director of the Bank and the Company.
(c)
Sole Consideration. Except as specifically provided in this Agreement, Consultant shall be entitled to no compensation or benefits from the Company or the Bank with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any periods of service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Bank or the Company.
(d)
Status as a Consultant and not as an Employee. The Company and Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Bank or the Company. Consultant acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee. As a consultant, the Consultant acknowledges and agrees that he shall not be entitled to participate in any employee benefit plans of the Company or the Bank; provided, however, nothing shall preclude the Consultant from participating in any employee benefit plans based upon his status as a director of the Bank and the Company to the extent eligible. The Consultant shall be responsible for maintaining his own personal and business liability insurances. Neither the Company nor the Bank will provide the Consultant with coverage under any workers compensation insurance program.
(e)
Term and Termination of Consulting Period. The Agreement shall be in effect commencing on the Effective Date and ending on December 31, 2024 (the “Consulting Period”); provided however, either the Company or Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with thirty (30) days prior written notice of such termination (“Termination Date”). In the event of such termination, the Company shall be obligated to pay Consultant any unpaid Consulting Fee for Services previously rendered through the Termination Date. The Consulting Period may be extended by mutual agreement of the parties.
(f)
Other Conditions. The Consultant shall not be an officer or employee of the Company or the Bank and shall not be subject to the direct control or supervision by the Company or the Bank with respect to the time spent, research undertaken, or procedures followed in the performance of Services rendered hereunder. Consultant shall exercise a reasonable degree of skill, prudence and care in performing his Services. Consultant shall not enter into agreements or make commitments on behalf of the Company or the Bank without the prior written consent or approval of the Chief Executive Officer of the Company or the Bank. Consultant shall have no supervisory authority over any employee or officer of the Company or the Bank, nor shall the Company or the Bank be required in any manner to implement any plans or advice provided by the Consultant. During the Consulting Period and for the period of one year following the termination of the Consulting Period, the Consultant will not make any public statements regarding the Company or the Bank with respect to his activities as a Consultant without the prior consent and approval of the Company or the Bank.
Section 3.
Restrictive Covenants.
(a)
Confidential Information. Consultant shall keep in strict confidence, and will not, directly or indirectly, at any time after expiration of the Consulting Period, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business and technical information of the Company, its subsidiaries or any of their customers or vendors, without limitation as to when or how Consultant may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Consultant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Consultant’s mind or memory and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Consultant after the termination of Consultant’s employment shall constitute a misappropriation of the Company’s trade secrets. Nothing in this Agreement prevents Consultant from providing, without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.
(b)
Non-Competition. As an inducement for the parties to enter into this Agreement, the parties agree that for a period of one (1) year following the expiration of the Consulting Period, Consultant will not: (i) enter into or engage in any business which competes with the Company’s business within the Restricted Territory (as defined below); (ii) call on, service or solicit customers, business, or patronage, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s business within the Restricted Territory; (iii) divert, entice or otherwise take away, directly or indirectly, any customers, business, or patronage or orders of the Company within the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory. If it shall be judicially determined that Consultant violated any of Consultant’s obligations under Section 3, then the period applicable to each obligation that Consultant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred. The terms of Section 3 are defined as follows:
(i)
Indirect Competition: Consultant will be in violation thereof if Consultant engages in any or all of the activities set forth therein directly as an individual on Consultant’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Consultant or Consultant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(ii)
The Company: For the purposes of this Section 3, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.
(iii)
The Company’s Business: For the purposes of this Agreement, the “Company’s business” means managing, operating, controlling, participating in and carrying on domestic, international, personal and commercial banking services, including investment, trust, fiduciary, factoring and estate planning.
(iv)
Restricted Territory: For the purposes of this Agreement, the “Restricted Territory” shall mean: (i) the geographic area(s) within a fifty (50) mile radius of any of the Company’s location(s) during the Consulting Period.
(c)
Extension. If it shall be judicially determined that Consultant has violated any of Consultant’s obligations under Section 3 of this Agreement, then the period applicable to each obligation that Consultant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(d)
Non-Solicitation. Consultant will not directly or indirectly for a period of one (1) year following the expiration of the Consulting Period for any reason, attempt to disrupt, damage, impair or interfere with the Company’s business by solicit, recruit, attempts to hire or recruit, or induce the termination of employment of any of the Company’s employees or customers, or by disrupting the relationship between the Company and any of its consultants, agents, representatives, vendors, or customers. Company acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.
(e)
Acknowledgement. Consultant acknowledges that he has fully informed himself of the terms, contents, conditions and effects of this Agreement and that, in executing this Agreement, he does not rely and has not relied upon any representation (oral or written) or statement made by Company or any of its representatives, including, but not limited to, any representation or statement with regard to the subject matter, basis, or effect of this Agreement.
(f)
Injunctive Relief. The Consultant acknowledges that it is impossible to measure in money the damages that will accrue to the Company if the Consultant fails to observe the obligations imposed by this Section 3. Accordingly, if the Company institutes an action to enforce the provisions hereof, the Consultant hereby waives the claim or defense that an adequate remedy at law is available to the Company, and the Consultant agrees not to assert in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Section 3 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Company’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information, or violations of the non-compete or non-solicitation provisions herein.
Section 4.
Miscellaneous.
(a)
Non-Assignability. This Agreement and the duties and responsibilities of the Consultant thereunder may not be assigned by Consultant to any party.
(b)
Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.
(c)
Entire Agreement. This Agreement contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.
(d)
Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas, without regard to conflict of law provisions, except to the extent that the laws of the United States of America shall be deemed to apply.

(e)
Tax Withholding and Reporting. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, and the Company shall report all payments hereunder to all federal, state, or local taxes authorities as it deems necessary.
(f)
Disability or Death. In the event of the Disability (as hereinafter defined) or death of Consultant, this Agreement shall terminate without further action by the Company or the Bank; provided that the Company shall nevertheless be obligated to pay the Consultant (or his estate) for any periods of Services performed prior to Disability or death. For purposes of this Agreement, “Disability” means the total and permanent disability of the Consultant within the meaning of the Social Security Act.
(g)
Regulatory Exclusions. Notwithstanding anything herein to the contrary, any payments made or to be made to the Consultant pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder, to the extent such laws and regulations are applicable to the Company and the Bank.
Section 5.
Effective Date. This Agreement shall be effective as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THIRD COAST BANCSHARES, INC.

 By: /s/ Bart O. Caraway
Name: Bart O. Caraway
Title: President & CEO

CONSULTANT

/s/ Dennis Bonnen
Dennis Bonnen

[Signature Page to Consulting Agreement]

APPENDIX A:

STATEMENT OF WORK

1. Consultant will provide the Company and the Bank with consulting advice in the areas of business development, market assessment, new product development and new branch and loan production office site assessment and feasibility studies.

2. Consultant will provide the Company and the Bank with consulting advice with respect to recruitment of executive and lending staff, professional development and succession planning.

3. Consultant will provide the Chief Executive Officer of the Company and the Bank with advice and project support related to community relations, branding, implementation of effective community advisory board programs and related matters as requested.

Appendix A